As filed with the Securities and Exchange Commission on September 22, 2008

Registration Statement No. 333-121005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIMTEK CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	84-1057605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Simtek Corporation

4250 Buckingham Drive, Suite 100

Colorado Springs, Colorado 80907

(719) 531-9444

(Address of principal executive offices) (Zip Code)

Simtek 1994 Non-Qualified Stock Option Plan

(Full title of the plans)

Neil H. Weiss

President and Chief Executive Officer

SIMTEK CORPORATION

4250 Buckingham Drive, Suite 100

Colorado Springs, Colorado 80907

(719) 531-9444

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Explanatory Statement

On December 6, 2004, Simtek Corporation (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-121005) (the “Registration Statement”), which registered 260,000 shares (as adjusted to reflect the Registrant’s 10 for 1 reverse stock split completed on October 4, 2006) of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance under the Simtek Corporation 1994 Non-Qualified Stock Option Plan (the “Plan”). This Post-Effective Amendment No. 1 is being filed to deregister all authorized shares of Common Stock reserved for issuance under the Plan that have not yet been issued under the Registration Statement.

Registrant, Cypress Semiconductor Corporation (“Cypress”) and Copper Acquisition Corporation, a wholly-owned subsidiary of Cypress (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of August 1, 2008 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Registrant with Registrant surviving as a wholly-owned subsidiary of Cypress and the conversion of each outstanding share of Registrant Common Stock into the right to receive $2.60 in cash (the “Merger”). The Merger was effected on September 17, 2008, pursuant to Section 253 of the General Corporation Law of the State of Delaware, after Purchaser acquired over 90% of the outstanding Registrant Common Stock. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on September 17, 2008 (the “Merger Date”).

As a result of the Merger, Registrant has terminated all offerings of Registrant Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Registrant hereby removes from registration all shares of Registrant Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, in the State of Colorado on September 22, 2008.

SIMTEK CORPORATION

By:	/s/ Neil H. Weiss
Neil H. Weiss
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Neil H. Weiss Neil H. Weiss	President and Chief Executive Officer (Principal Executive Officer), and Director	September 22, 2008

/s/ Brad W. Buss Brad W. Buss	Vice President and Treasurer (Principal Financial Officer)	September 22, 2008